FOR IMMEDIATE RELEASE	For information contact:
July 1, 2011	Kelly C. Clarke
(804) 727-6321

Apple REIT Nine, Inc. Provides Outlook for 2011

Richmond - July 1, 2011 – Apple REIT Nine, Inc. (“Apple Nine”), a real estate investment trust (REIT) that owns 86 Marriott®- and Hilton®-branded hotels and 111 parcels of land leased to a third party, today provided an outlook for the 12-month period ending December 31, 2011. Apple Nine encourages the review of all of the Company’s filings with the Securities and Exchange Commission which are available online at www.applereitnine.com or www.sec.gov.

•         Apple Nine acquired 43 hotels in 2010 and since the beginning of 2011 has acquired nine additional hotels and opened a hotel. The Company has three additional hotels under contract for purchase and anticipates closing on the acquisition of those hotels in the coming months. The properties include: a TownePlace Suites® by Marriott® in Tucson, AZ; a Hilton Garden Inn® in El Paso, TX; and a Home2 Suites by Hilton® in Nashville, TN.

•         The current annualized distribution rate is eight percent, or $0.88 per share based on an $11 share price. For the six-month period ending June 30, 2011, the Company paid $80 million in shareholder distributions. Since its inception, Apple Nine has paid $268.5 million in shareholder distributions, or approximately $2.71 per share to those who have been shareholders of the Company since the time of the initial closing.

•         Since inception, the Company has received $29.6 million through its Dividend Reinvestment Program (DRIP) and redeemed $17.2 million through its Unit Redemption Program.

Based on hotel industry trends, relative to the markets our hotels are located in, Apple Nine anticipates for 2011:

•         Funds from operations (FFO) for the year ending December 31, 2011 of $112 to $125 million, or approximately $0.61 to $0.68 per share and net income for the year ended December 31, 2011 of approximately $59 to $72 million or approximately $0.32 to $0.39 per share.¹

•         Apple Nine expects debt levels to remain at or below $126 million, or an average debt to total initial capitalization ratio of approximately six percent. This amount is well below average debt levels for the hotel industry.

Apple Nine will provide complete financial results in its 10Q which the Company anticipates filing with the Securities and Exchange Commission at the beginning of August 2011.

About Apple REIT Nine, Inc.

Apple REIT Nine, Inc. is a real estate investment trust (REIT) focused on the acquisition and ownership of income-producing real estate that generate attractive returns for our shareholders. Our hotels operate under the Courtyard® by Marriott®, Fairfield Inn® by Marriott®, Fairfield Inn & Suites® by Marriott®, Marriott® Hotels & Resorts, Residence Inn® by Marriott®, SpringHill Suites® by Marriott®, TownePlace Suites® by Marriott®, Embassy Suites Hotels®, Home2 Suites by Hilton®, Homewood Suites by Hilton®, Hilton®, Hilton Garden Inn®, Hampton Inn® and Hampton Inn & Suites® brands. Our portfolio consists of 86 hotels, containing a total of 10,982 guestrooms in 27 states and 111 parcels of land leased to a third party. Apple Nine is a premier real estate investment company committed to providing maximum value for our shareholders.

Disclosures

Certain statements contained in this press release other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Nine to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of Apple Nine to implement its acquisition strategy and operating strategy; Apple Nine’s ability to manage planned growth; changes in economic cycles, and competition within the hotel industry. Although Apple Nine believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Nine or any other person that the results or conditions described in such statements or the objectives and plans of Apple Nine will be achieved. In addition, Apple Nine’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in Apple Nine’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Apple Nine with the SEC on March 11, 2011. Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

¹Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles – GAAP) excluding gains and losses from sales of depreciable property plus depreciation and amortization. The Company considers FFO in evaluating operating performance and believes FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP. FFO is not necessarily indicative of cash available to fund cash needs. The difference in projected FFO and projected net income is projected depreciation of approximately $52 to $54 million.

# # #